Exhibit 99.1

Cyclacel Pharmaceuticals, Inc
PRESS RELEASE
CYCLACEL ANNOUNCES REVISED OPERATING PLAN & REFOCUSED RESOURCES
— Conference Call Scheduled for Tuesday, September 16 at 4:30 p.m. Eastern —
BERKELEY HEIGHTS, NJ – September 16, 2008 – Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP) announced today a revision of its operating plan that streamlines pipeline development and concentrates resources on the advancement of its lead drug, sapacitabine, while maintaining the company’s core competency in drug discovery and cell cycle biology. The plan, effective immediately, reduces the workforce across all locations by about 28 employees or 34% of total staff. Cyclacel will take an estimated $0.5 million charge for severance payments in the quarter ending September 30, 2008.
“The decision to reduce our staff was difficult but necessary as it allows us to strengthen our efforts directed at developing sapacitabine as rapidly as possible and realizing its full commercial potential,’’ said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “We are grateful for the many contributions of our colleagues who would be leaving and wish them well in their professional endeavors. We remain committed to achieving our clinical development milestones and also maintaining the high levels of innovation and productivity attained by our scientific teams in non-clinical programs.”
As part of the revised operating plan, the Company is closing its research facility in Cambridge, U.K. resulting in a loss of seven positions. Following the planned reductions in staff and operating expenditures, Cyclacel expects to lower annual operating costs by about $9 million. With the anticipated savings the Company expects to have sufficient resources to fund operations for approximately 18 months. As of June 30, 2008, the Company had $40 million in cash, cash equivalents and short-term investments.
Based on the revised plan, the Company is focusing its clinical development priorities on:
•	Sapacitabine in acute myeloid leukemia in the elderly (Phase 2 randomized study in progress)

•	Sapacitabine in myelodysplastic syndromes (Phase 2 randomized study in progress)

•	Sapacitabine in cutaneous T-cell lymphoma (Phase 2 randomized study in progress)

•	Sapacitabine in a solid tumor indication (planned)
Cyclacel may continue to fund certain additional programs pending the availability of clinical data, at which time the Company will determine the feasibility of pursuing advanced development, including:
•	Seliciclib in nasopharyngeal cancer (Phase 2 randomized study in progress)

•	Seliciclib in non-small cell lung cancer (Phase 2 randomized APPRAISE study in progress and Phase 1 investigator-initiated study in combination with Tarceva®)

•	CYC116 in patients with solid tumors (Phase 1 study in progress)
Conference Call and Webcast Information:
Cyclacel management will conduct a conference call on September 16, 2008 at 4:30 p.m. Eastern to review this announcement. Conference call and webcast details are as follows:
US/Canada call: (877) 493-9121 / International call: (973) 582-2750
US/Canada archive: (800) 642-1687 / International archive: (706) 645-9291
Code for live and archived conference call: 64420228
For the live and archived webcast, please visit the Corporate Presentations page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.

About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Three orally-available Cyclacel drugs are in clinical development. Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and cutaneous T-cell lymphoma. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 for the treatment of lung cancer and nasopharyngeal cancer and in Phase 1 in combination with Tarceva®. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in Phase 1 in patients with solid tumors. Several additional programs are at an earlier stage. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn™ Liquid and Numoisyn™ Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology, oncology and other therapeutic areas based on a portfolio of commercial products and a development pipeline of novel drug candidates.
Please visit www.cyclacel.com for additional information. Note: The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.; Numoisyn™ and Xclair® are trademarks of Sinclair Pharma plc; Tarceva® is a trademark of OSI Pharmaceuticals, Inc.
Risk Factors
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2007, as supplemented by the interim quarterly reports, filed with the SEC.
Contacts for Cyclacel:

Cyclacel Pharmaceuticals, Inc.	WeissComm Partners	College Hill, Life Sciences
Corey Sohmer	Aline Schimmel	Sue Charles & Justine Lamond
(908) 517-7330	(312) 646-6295	+44 (20) 7866 7857
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